Waverly, Inc.
                              1997 Annual Form 10-K
                                  Exhibit 10(C)

              Agreement Between Waverly, Inc. and David J. Callard
              ----------------------------------------------------

Waverly, Inc. ("Waverly") and David J. Callard (DJC") have discussed ways in which DJC will assist Waverly in 1998. Such assistance shall include working with senior management in the following areas: monthly review of 1998 results and plans as well as longer range strategic plan for 1998-2000; merger, acquisition, joint venture, financing, recapitalization and investment opportunities involving Waverly ("Waverly acquisition and development opportunities" or "Waverly A&D"); and active involvement in oversight of the Waverly business through continued service as Chairman of the Executive Committee. Waverly and DJC wish to continue the retainer relationship which has been renewed annually since 1990.

Waverly shall retain DJC as a financial and business advisor at an annual compensation rate of $50,000; retainer payment shall be made quarterly in advance. Waverly and DJC will review quarterly the amount of time spent by DJC on Waverly projects and mutually agree whether adjustment of the retainer amount is appropriate for that quarter. Waverly shall reimburse all reasonable expenses incurred by DJC in carrying out his duties under the retainer agreement.

Waverly shall, also, pay DJC for assistance with specific Waverly A&D projects. Such additional payments (contingent or otherwise) will be determined by mutual at the outset of each project and shall reflect the complexity and size of each project and DJC's role.

Waverly shall have the right to determine whether it wants DJC to have an active role in any Waverly A&D project. DJC and Waverly wish to ensure that Waverly does not become obligated to pay double fees in any A&D transaction. The parties shall designate Waverly A&D projects in which DJC shall participate by memorandum agreement which shall, also, describe such additional compensation arrangements as are mutually acceptable.

The retainer arrangement set forth herein shall have a term of one year from January 1, 1998. Should DJC's future employment result in his not being available to carry out his duties hereunder, either party may terminate the retainer arrangement with retainer compensation prorated to date of termination and with additional compensation paid where DJC has substantially completed work on a Waverly A&D opportunity which is closed subsequent to termination.

Notwithstanding any other provision of this Agreement, Waverly and DJC agree that retainer payments for services performed in 1998 pursuant to this Agreement shall be deducted from payment of the $400,000 contingent fee provided for in the November 4, 1997 letter agreement attached hereto as Exhibit A.

This amended agreement represents the renewal provided for in the November 1990 agreement with certain modifications which are acceptable to both parties.

/s/ David J. Callard                          December 12, 1997
----------------------                        -----------------
 David J. Callard                             Date

/s/ William M. Passano, Jr.                   December 12, 1997
----------------------------                  -----------------
 William M. Passano, Jr.                      Date



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                                    EXHIBIT A
                                    ---------


November 4, 1997


David J. Callard
President
Wand Partners, Inc.
630 Fifth Avenue
Suite 2435
New York, NY 10112

Dear David:

         As you know, in connection with your service as a director of Waverly, Inc. ("Waverly" or the "Company"), you and Waverly have entered into the agreement attached as Exhibit A. Pursuant to that Agreement and further to your service as a director of Waverly, Waverly hereby confirms that is has requested you to undertake an active role on behalf of the Company in advising and assisting in the possible sale of Waverly, including by acting as a liaison between the Company and Morgan Stanley & Co. Incorporated. In this connection, Waverly has agreed to pay you a contingent fee of $400,000 if (a) control of more than 55% of the Company's common stock changes hands or (b) the Company sells a substantial amount of its assets. In addition, Waverly will reimburse reasonable out-of-pocket expenses. Any contingent fee will be in addition to the retainer payments provided for in Exhibit A.

         As you are aware as director of Waverly you are entitled under certain circumstances to indemnification from the Company. Without limiting such rights, this will confirm that if those rights do not fully indemnify you from loss in connection with your advisory services as described above, in consideration of your agreement to act on Waverly's behalf in connection with your engagement as described above (the "Engagement"), we agree to indemnify and hold you harmless from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the Engagement and will reimburse you for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, Whether or not pending or threatened and whether or not you are a party. Waverly will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from your bad faith or gross negligence. The Company also agrees that you shall have no liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from your bad faith or gross negligence.

         We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claims, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not you are a party thereto) unless such settlement, compromise, consent or termination includes a release of you from any liabilities arising out of such action, claim, suit or proceeding. In seeking indemnification, reimbursement or contribution under this agreement you will not, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claims, suit investigation or proceeding referred to in the preceding paragraph.

         If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the terms hereof) to you in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying you, we shall contribute to the amount paid or payable by you as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause
(i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the terms of this agreement as described above. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our stockholders, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to you as described above.

         The provisions of this agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination by you or us or the completion of your services.

         This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

                                Very truly yours,

                                WAVERLY, INC.

                                By:  /s/Edward B. Hutton Jr.
                                -----------------------------
                                Edward B. Hutton, Jr.

Accepted:

By:  /s/David J. Callard
     -------------------
     David J. Callard

Date:  November 14, 1997



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                                    AGREEMENT
                                    ---------

         By Mutual consent of Waverly, Inc. and David J. Callard the Agreement between Waverly, Inc. and David J. Callard dated December 12, 1997 (the "Retainer Agreement") is hereby terminated and canceled effective at the Effective Time (as defined in the Merger Agreement) of the Agreement and Plan of Merger by and among MP Acquisition Corp., Wolters Kluwer U.S. Corporation and Waverly Inc. dated as of February 10, 1998 (the "Merger Agreement").

         In the event the Effective Time fails to occur for any reason, the Retainer Agreement will continue in full force and effect.

         Agreed to and accepted:

David J. Callard

By:  /s/David J. Callard
       -----------------
       David J. Callard

Waverly, Inc.

By:  /s/William M. Passano Jr.
       -----------------------
        William M. Passano Jr.